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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-59825, effective July 24, 1998, File No. 333-66331, effective October 29, 1998, Amendment No. 1 thereto dated February 22, 1999, File No. 333-76527, effective April 19, 1999, File No. 333-79919, effective June 3, 1999 and File No. 333-31330, effective February 29, 2000) of BindView Development Corporation of our report dated January 26, 2000, except as to Note 14, which is as of February 9, 2000 and except as to the pooling of interests with Entevo Corporation which is as of March 29, 2000, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
PRICEWATERHOUSECOOPERS LLP
Houston, Texas
March 30, 2000